Pioneer Municipal High
Income Advantage Trust

Semiannual Report | September 30, 2020
Ticker Symbol: MAV
Beginning in or after March 2021, as permitted by regulations adopted by the Securities and Exchange Commission, paper copies of the Trust’s shareholder reports like this one will no longer be sent by mail, unless you specifically request paper copies of the reports from the Trust or from your financial intermediary, such as a broker-dealer, bank or insurance company. Instead, the reports will be made available on the Trust’s website, and you will be notified by mail each time a report is posted and provided with a website link to access the report.
If you already elected to receive shareholder reports electronically, you will not be affected by this change and you need not take any action. You may elect to receive shareholder reports and other communications electronically by contacting your financial intermediary or, if you invest directly with the Trust, by calling 1-800-710-0935.
You may elect to receive all future reports in paper free of charge. If you invest directly with the Trust, you can inform the Trust that you wish to continue receiving paper copies of your shareholder reports by calling 1-800-710-0935. If you invest through a financial intermediary, you can contact your financial intermediary to request that you continue to receive paper copies of your shareholder reports. Your election to receive reports in paper will apply to all funds held in your account if you invest through your financial intermediary or all funds held within the Pioneer Fund complex if you invest directly.

visit us: www.amundipioneer.com/us

Pioneer Municipal High Income Advantage Trust | Semiannual Report | 9/30/20 1

President’s Letter

Dear Shareholders,
The new decade has arrived delivering a calendar year that will go down in the history books. The beginning of 2020 seemed to extend the positive market environment of 2019. Then, March roared in like a lion and the COVID-19 pandemic became a global crisis impacting lives and life as we know it. As the fourth quarter of 2020 got underway, it appeared that the long-anticipated “second wave” of COVID-19 cases was occurring, both in some U.S. states and in Europe. In response, some governments began retightening restrictions on both business and personal activities, likely assuring that the “new normal” conditions created by the pandemic will continue well into 2021.
The long-term impact on the global economy from the COVID-19 virus pandemic, while currently unknown, is likely to be considerable. It is clear that several industries have already felt greater effects than others. And the markets, which do not thrive on uncertainty, have been volatile, delivering significantly negative performance in the first quarter, and then recovering most of those losses throughout the rest of the spring and summer. Despite the rebound, volatility has remained elevated, with momentum rising and falling on seemingly every bit of positive or negative news regarding potential COVID-19 vaccines as well as headlines surrounding the U.S. elections.
Our business continuity plan was implemented given the new COVID-19 guidelines, and most of our employees are working remotely. To date, our operating environment has faced no interruption. I am proud of the careful planning that has taken place and confident we can maintain this environment for as long as is prudent. History in the making for a company that first opened its doors way back in 1928.
Since 1928, Amundi’s investment process has been built on a foundation of fundamental research and active management, principles which have guided our investment decisions for more than 90 years. We believe active management – that is, making active investment decisions – can help mitigate the risks during periods of market volatility. As the first several months of 2020 have reminded us, investment risk can arise from a number of factors in today’s global economy, including slower or stagnating growth, changing U.S. Federal Reserve policy, oil price shocks, political and geopolitical factors and, unfortunately, major public health concerns such as a viral pandemic.
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At Amundi, active management begins with our own fundamental, bottom-up research process. Our team of dedicated research analysts and portfolio managers analyzes each security under consideration, communicating directly with the management teams of the companies issuing the securities and working together to identify those securities that best meet our investment criteria for our family of funds. Our risk management approach begins with each and every security, as we strive to carefully understand the potential opportunity, while considering any and all risk factors.
Today, as investors, we have many options. It is our view that active management can serve shareholders well, not only when markets are thriving, but also during periods of market stress. As you consider your long-term investment goals, we encourage you to work with your financial professional to develop an investment plan that paves the way for you to pursue both your short-term and long-term goals.
We remain confident that the current crisis, like others in human history, will pass, and we greatly appreciate the trust you have placed in us and look forward to continuing to serve you in the future.
Sincerely,
Lisa M. Jones
Head of the Americas, President and CEO of U.S.
Amundi Pioneer Asset Management USA, Inc.
September 30, 2020
Any information in this shareowner report regarding market or economic trends or the factors influencing the Trust’s historical or future performance are statements of opinion as of the date of this report. Past performance is no guarantee of future results.
Pioneer Municipal High Income Advantage Trust | Semiannual Report | 9/30/20 3

Portfolio Management Discussion | 9/30/20
During the six-month period ended September 30, 2020, the municipal bond market staged a steady and strong recovery from the disruptions and volatility that had beset global financial markets earlier this year with the onset of the COVID-19 pandemic and the resulting economic downturn. In the following interview, Jonathan Chirunga and David Eurkus discuss the factors that influenced the performance of Pioneer Municipal High Income Advantage Trust during the six-month period. Mr. Chirunga, Managing Director, Deputy Director of Municipals, and a portfolio manager at Amundi Pioneer Asset Management, Inc. (Amundi*), is responsible for the day-today management of the Trust, along with Mr. Eurkus, Managing Director, Director of Municipals, and a portfolio manager at Amundi.
Q    How did Pioneer Municipal High Income Advantage Trust perform during the six-month period ended September 30, 2020?
A    Pioneer Municipal High Income Advantage Trust returned 5.59% at net asset value (NAV) and 9.82% at market price during the six-month period ended September 30, 2020. During the same six-month period, the Trust’s benchmarks, the Bloomberg Barclays U.S. Municipal High Yield Bond Index and the Bloomberg Barclays Municipal Bond Index, returned 7.78% and 3.99% at NAV, respectively. The Bloomberg Barclays U.S. Municipal High Yield Bond Index is an unmanaged measure of the performance of lower-rated municipal bonds, while the Bloomberg Barclays Municipal Bond Index is an unmanaged measure of the performance of investment-grade municipal bonds. Unlike the Trust, the two indices do not use leverage. While use of leverage increases investment opportunity, it also increases investment risk.
During the same six-month period, the average return (at market price) of the 18 closed-end funds in Morningstar’s Closed-End High Yield Municipal category at market price was 6.35%, and the average return at NAV within the same Morningstar category was also 6.57%.
The shares of the Trust were selling at a 10.0% discount to NAV on September 30, 2020. Comparatively, the shares of the Trust were selling at a 13.5% discount to NAV on March 31, 2020.
On September 30, 2020, the standardized 30-day SEC yield of the Trust’s shares was 2.15%**.
*     See Notes to Financial Statements Note 6.
**    The 30-day SEC yield is a standardized formula that is based on the hypothetical annualized earning power (investment income only) of the Trust’s portfolio securities during the period indicated.
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Q    How would you describe the investment environment in the municipal bond market during the six-month period ended September 30, 2020?
A    Early this year, the environment for municipal bonds had been largely favorable. Declines in U.S. Treasury medium- and longer-term interest rates, the U.S. Federal Reserve System’s (Fed’s) accommodative stance on monetary policy, healthy demand for tax-free bonds with limited supply, as well as the longer-term effects on the municipal market from the federal tax overhaul legislation passed in late 2017, all combined to support performance in the municipal bond market. The federal tax overhaul passed in 2017 has boosted the performance of tax-free bonds given the fact that, under the law, income earned by investors on advance-refunding bonds, formerly treated as tax-exempt, is now treated as taxable income.
(An advance-refunding bond is issued to retire, or pre-refund, another outstanding bond more than 90 days in advance of the original bond’s maturity date.) This change in the law has served to remove approximately one quarter of the prior municipal supply from the tax-exempt marketplace, which in turn has helped to boost tax-free bond prices. In addition, the concurrently enacted federal limits on state and local tax deductions have significantly increased demand for municipal investments in high tax states.
In March 2020, however, the investment environment for tax-exempt bonds as well as in the financial markets in general turned swiftly and dramatically negative. News of a number of emerging “hot spots” for the spread of the COVID-19 virus, which had emerged in China, then spread through Asia and Europe before eventually landing in the United States, roiled the markets as Americans began focusing on the serious public health implications of what quickly became a global pandemic. In fact, the COVID-19 outbreak had already begun to have a negative impact on U.S. economic activity as early as the middle of February. While public health officials provided guidance on how to deal with the outbreak, many governors and mayors in U.S. states and cities shut down businesses deemed non-essential and directed “shelter-in-place” and other quarantine-like efforts for individuals. Those measures, along with swift public recognition of the need for staying at home, working from home, and social distancing, dramatically curtailed activities in the U.S. transportation, retail sales, manufacturing, and services industries. At the same time, financial markets, including the municipal bond market, experienced intense volatility at times as investors looked for so-called “safe havens,” such as U.S. Treasuries, and tried to ascertain some levels of certainty regarding the near-term and medium-term paths for the U.S. economy during a very uncertain time.
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In an attempt to mitigate the very serious economic effects from COVID-19 on individuals, states, municipalities, and the United States overall, the Fed as well as Congress and the White House undertook a large number of monetary and fiscal measures. In short order, the Fed reduced the federal funds rate’s target range to near zero, reintroduced lending facilities from the 2008-2009 financial crisis-era, instituted new lending facilities, and rebooted quantitative easing (that is, injecting massive liquidity into the economy by purchasing Treasury, agency, mortgage, and taxable corporate bonds in significant quantities). Federal lawmakers also approved two large aid packages in the form of loans and grants to individuals, small businesses, medical systems, and higher-education institutions in light of the sudden freeze-up in economic activity and continuously rising unemployment figures. Over the course of March, those measures helped to calm financial markets, including the municipal bond market, to some degree. However, investments considered higher risk, including high-yield municipal bonds, continued to weather persistent market volatility.
At the end of March, following significant forced selling and corresponding tax-free fund outflows industry-wide, tax-equivalent yields for investment-grade municipal bonds rose to as much as 200 basis points (bps) higher than Treasury securities of similar maturity, triggering significant tax-exempt bond purchases from domestic and global investors, and providing substantial relief to the municipal bond market. (A basis point is equal to 1/100th of a percentage point.)
Through the Trust’s most recent six-month period, the tax-exempt bond market generally continued its recovery, as domestic and global investors were aggressive purchasers of these bonds, and recent yield increases reversed themselves as municipal bond prices rose. At the same time, the stunning contraction in economic activity across the country due to COVID-19 – especially within the tourism, transportation, retail and service industries – as well as dramatic reductions in federal, state, and local tax revenues, continued to overshadow the municipal bond market.
During the past six months, the tax-exempt high-yield bond market received solid support from demand from traditional investors, but also demand from non-traditional buyers looking for relative safety, a lower default rate, and attractive bond valuations as compared with taxable bonds.
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Q    What factors affected the Trust’s performance relative to the Bloomberg Barclays municipal bond indices during the six-month period ended September 30, 2020?
A    We maintained a well-diversified*** portfolio during the six-month period, with exposures to both investment-grade and high-yield municipal bonds. The portfolio’s holdings of California Tobacco Settlement, New Jersey Transportation Authority, and Massachusetts Development Authority bonds contributed positively to the Trust’s benchmark-relative performance, while positions in Carmel Indiana Continuing Care Retirement bonds, Two Rivers Montana Correctional Facility bonds, and Texas Public Finance Authority bonds detracted from the Trust’s relative returns.
Q    Did the Trust’s distributions**** to shareholders change significantly during the six-month period ended September 30, 2020?
A    No, the Trust’s distributions remained stable during the six-month period.
Q    Did the level of leverage in the Trust change during the six-month period ended September 30, 2020?
A    At the end of the six-month period on September 30, 2020, 35.6% of the Trust’s total managed assets were financed by leverage obtained through the issuance of Variable Rate Muni Fund Term Preferred Shares, compared with 36.3% of the Trust’s total managed assets financed by leverage at the start of the period on April 1, 2020. The change in the percentage of the Trust’s total managed assets financed by leverage during the six-month period was the result of an increase in the value of the Trust’s total managed assets.
Q    Did the Trust have any exposure to derivative securities during the six-month period ended September 30, 2020?
A    No, the Trust’s portfolio had no exposure to derivative securities during the six-month period.
Q    What is your investment outlook?
A    Because of the lack of any resurgence in U.S. inflation, as well as the clear pronouncements from the Fed that it plans to keep short-term interest rates at or near zero for the next few years, at least, we are optimistic regarding the path of interest rates going forward.
***  Diversification does not assure a profit nor protect against loss.
**** Distributions are not guaranteed.
Pioneer Municipal High Income Advantage Trust | Semiannual Report | 9/30/20 7

Additionally, in light of the continued low default rate for the municipal bond asset class, and a favorable supply/demand environment, given the ongoing shrinking of supply and persistently strong demand from various categories of investors, we believe that current prospects for the tax-exempt bond market are favorable. Lastly, given the enormous and continued need for economic assistance of all sorts in order to help businesses and individuals cope with the effects of the COVID-19 situation, the U.S. government may eventually need to face the reality of its rising debt levels, in part by raising taxes, which, in our view, would likely further increase demand for municipal bonds.
With regard to the Trust’s positioning, we have continued to identify opportunities created by large investors having to sell strong credit bonds out of their portfolios, particularly sales related to weak-credit purchases of bonds issued in the summer of 2017. We also have been exploring opportunities in areas of the tax-exempt market that have felt significant effects from the recent COVID-19-related economic slowdown, including municipal issues in the transportation and senior living center segments.
Consistent with our investment discipline in managing the Trust, we intend to continue to focus on intensive, fundamental research into individual bond issues, while maintaining a close watch on any economic factors that could influence the high-yield municipal market. Based on those factors, we do not anticipate making any significant changes to the portfolio’s positioning and structure in the near future.

Please refer to the Schedule of Investments on pages 14–23 for a full listing of Trust securities.
All investments are subject to risk, including the possible loss of principal. In the past several years, financial markets have experienced increased volatility and heightened uncertainty. The market prices of securities may go up or down, sometimes rapidly or unpredictably, due to general market conditions, such as real or perceived adverse economic, political, or regulatory conditions, recessions, inflation, changes in interest or currency rates, lack of liquidity in the bond markets, the spread of infectious illness or other public health issues or adverse investor sentiment. These conditions may continue, recur, worsen or spread.
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Investments in high-yield or lower-rated securities are subject to greater-than-average risk.
The Trust may invest in securities of issuers that are in default or that are in bankruptcy.
A portion of income may be subject to state, federal, and/or alternative minimum tax. Capital gains, if any, are subject to a capital gains tax.
When interest rates rise, the prices of fixed-income securities held by the Trust will generally fall. Conversely, when interest rates fall, the prices of fixed-income securities held by the Trust will generally rise.
By concentrating in municipal securities, the portfolio is more susceptible to adverse economic, political or regulatory developments than is a portfolio that invests more broadly.
Investments in the Trust are subject to possible loss due to the financial failure of the issuers of the underlying securities and the issuers’ inability to meet their debt obligations.
The Trust currently uses leverage through the issuance of preferred shares. Leverage creates significant risks, including the risk that the Trust’s incremental income or capital appreciation for investments purchased with the proceeds of leverage will not be sufficient to cover the cost of leverage, which may adversely affect the return for the holders of common shares.
The Trust is required to meet certain regulatory and rating agency asset coverage requirements in connection with its outstanding preferred shares. In order to maintain required asset coverage levels, the Trust may be required to alter the composition of its investment portfolio or take other actions, such as redeeming preferred shares with the proceeds from portfolio transactions, at what might be inopportune times in the market. Such actions could reduce the net earnings or returns to holders of the Trust’s common shares over time, which is likely to result in a decrease in the market value of the Trust’s shares.
These risks may increase share price volatility.
Any information in this shareowner report regarding market or economic trends or the factors influencing the Trust’s historical or future performance are statements of opinion as of the date of this report. Past performance is no guarantee of future results.
Pioneer Municipal High Income Advantage Trust | Semiannual Report | 9/30/20 9

Portfolio Summary | 9/30/20
Portfolio Diversification

(As a percentage of total investments)*
Portfolio Maturity

(As a percentage of total investments)*
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State Diversification

(As a percentage of total investments)*

10 Largest Holdings
(As a percentage of total investments)*

1.	New Jersey Transportation Trust Fund Authority, 12/15/27 (BHAC-CR
	MBIA Insured)	3.12%
2.	Massachusetts Development Finance Agency, WGBH Foundation,
	Series A, 5.75%, 1/1/42 (AMBAC Insured)	2.89
3.	Private Colleges & Universities Authority, Emory University, Series A,
	5.0%, 10/1/43	2.24
4.	California County Tobacco Securitization Agency, Capital Appreciation,
	Stanislaus County, Subordinated, Series A, 6/1/46	2.03
5.	New York State Dormitory Authority, Series A, 4.0%, 7/1/37	1.98
6.	New York State Dormitory Authority, Series C, 5.0%, 3/15/39	1.93
7.	State of Florida, Capital Outlay, Series A, 4.0%, 6/1/38	1.89
8.	State of Connecticut, Series E, 4.0%, 9/1/30	1.81
9.	New Jersey Economic Development Authority, Continental Airlines,
	5.75%, 9/15/27	1.65
10.	Jefferson Parish Hospital Service District No. 2, East Jefferson General
	Hospital, 6.375%, 7/1/41	1.63

*
Excludes temporary cash investments and all derivative contracts except for options purchased. The Trust is actively managed, and current holdings may be different. The holdings listed should not be considered recommendations to buy or sell any securities.

Pioneer Municipal High Income Advantage Trust | Semiannual Report | 9/30/20 11

Prices and Distributions | 9/30/20
Share Prices and Distributions
Market Value per Common Share^
	9/30/20	3/31/20
Market Value	$10.92	$10.18
Discount	(10.0)%	(13.5)%

Net Asset Value per Common Share^

	9/30/20	3/31/20
Net Asset Value	$12.14	$11.77

Distributions per Common Share: 4/1/20–9/30/20
Net
Investment	Short-Term	Long-Term
Income	Capital Gains	Capital Gains
$0.2550	$ —	$ —

Yields

	9/30/20	3/31/20
30-Day SEC Yield	2.15%	3.16%

The data shown above represents past performance, which is no guarantee of future results.
^
Net asset value and market value are published in Barron’s on Saturday, The Wall Street Journal on Monday and The New York Times on Monday and Saturday. Net asset value and market value are published daily on the Trust’s website at www.amundipioneer.com/us.

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Performance Update | 9/30/20
Investment Returns

The mountain chart on the right shows the change in market value, including reinvestment of dividends and distributions, of a $10,000 investment made in common shares of Pioneer Municipal High Income Advantage Trust during the periods shown, compared to that of the Bloomberg Barclays Municipal Bond Index and the Bloomberg Barclays U.S. Municipal High Yield Bond Index.
Average Annual Total Returns
(As of September 30, 2020)
				Bloomberg
			Bloomberg	Barclays
	Net		Barclays	U.S.
	Asset		Municipal	Municipal
	Value	Market	Bond	High Yield
Period	(NAV)	Price	Index	Bond Index
10 years	6.43%	4.49%	3.99%	5.97%
5 years	5.27	2.19	3.84	6.00
1 year	5.66	4.33	4.09	1.27

Call 1-800-225-6292 or visit www.amundipioneer.com/us for the most recent month-end performance results. Current performance may be lower or higher than the performance data quoted.
Performance data shown represents past performance. Past performance is no guarantee of future results. Investment return and market price will fluctuate, and your shares may trade below NAV due to such factors as interest rate changes and the perceived credit quality of borrowers.
Total investment return does not reflect broker sales charges or commissions. All performance is for common shares of the Trust.
Shares of closed-end funds, unlike open-end funds, are not continuously offered. There is a one-time public offering and, once issued, shares of closed-end funds are bought and sold in the open market through a stock exchange, and frequently trade at prices lower than their NAV. NAV per common share is total assets less total liabilities, which include preferred shares, divided by the number of common shares outstanding.
When NAV is lower than market price, dividends are assumed to be reinvested at the greater of NAV or 95% of the market price. When NAV is higher, dividends are assumed to be reinvested at prices obtained through open-market purchases under the Trust’s dividend reinvestment plan.
The performance table and graph do not reflect the deduction of fees and taxes that a shareowner would pay on Trust distributions or the sale of Trust shares. Had these fees and taxes been reflected, performance would have been lower.
The Bloomberg Barclays Municipal Bond Index is an unmanaged, broad measure of the municipal bond market. The Bloomberg Barclays U.S. Municipal High Yield Bond Index is unmanaged, totals over $26 billion in market value and maintains over 1,300 securities. Municipal bonds in this index have the following requirements: maturities of one year or greater, sub investment grade (below Baa or non-rated), fixed coupon rate, issue date later than 12/31/90, deal size over $20 million, maturity size of at least $3 million. Index returns are calculated monthly, assume reinvestment of dividends and, unlike Trust returns, do not reflect any fees, expenses or sales charges. The indices do not employ leverage. You cannot invest directly in the indices.
Pioneer Municipal High Income Advantage Trust | Semiannual Report | 9/30/20 13

Schedule of Investments | 9/30/20

Principal
Amount
USD ($)		Value
UNAFFILIATED ISSUERS — 150.6%
COLLATERALIZED MORTGAGE OBLIGATION —
0.3% of Net Assets
997,656	Texas Department of Housing & Community Affairs,
	2.3%, 7/1/37 (FNMA Insured)	$ 1,001,946
TOTAL COLLATERALIZED MORTGAGE OBLIGATION
	(Cost $997,656)	$ 1,001,946
MUNICIPAL BONDS — 150.3% of Net
Assets(a)
Alabama — 0.9%
2,500,000	Alabama Industrial Development Authority, Pine
	City Fiber Co., 6.45%, 12/1/23	$ 2,501,700
	Total Alabama	$ 2,501,700
Arizona — 2.4%
4,000,000(b)	City of Phoenix, 5.0%, 7/1/27	$ 4,964,920
1,980,000	City of Phoenix, Industrial Development Authority,
3rd & Indian School Assisted Living Project,
	5.4%, 10/1/36	2,053,695
27,000	County of Pima, Industrial Development Authority,
	Arizona Charter Schools Project, Series C, 6.75%, 7/1/31	27,141
	Total Arizona	$ 7,045,756
California — 11.1%
6,990,000	California County Tobacco Securitization Agency,
Asset-Backed, Gold County Funding Corp.,
	5.25%, 6/1/46	$ 6,990,070
38,610,000(c)	California County Tobacco Securitization Agency,
Capital Appreciation, Stanislaus County, Subordinated,
	Series A, 6/1/46	8,857,134
1,845,000	California Educational Facilities Authority, Stanford
	University, 5.25%, 4/1/40	2,876,982
2,000,000	California Educational Facilities Authority, Stanford
	University, Series U-7, 5.0%, 6/1/46	3,178,700
1,550,000	California Enterprise Development Authority, Sunpower
	Corp., 8.5%, 4/1/31	1,574,257
2,905,000(d)	California School Finance Authority, Classical Academies
	Project, Series A, 7.375%, 10/1/43	3,320,880
1,875,000	California Statewide Communities Development
	Authority, Lancer Plaza Project, 5.875%, 11/1/43	1,904,944
2,695,000(b)	Coast Community College District, Election, Series D,
	5.0%, 8/1/31	3,461,000
	Total California	$ 32,163,967
Colorado — 2.0%
1,500,000(d)	Colorado Educational & Cultural Facilities Authority,
Rocky Mountain Classical Academy Project,
	8.0%, 9/1/43	$ 1,837,050

The accompanying notes are an integral part of these financial statements.
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Principal
Amount
USD ($)		Value
Colorado — (continued)
500,000	Colorado Health Facilities Authority, 4.0%, 8/1/37	$ 563,305
1,000,000	Colorado Health Facilities Authority, 4.0%, 8/1/39	1,119,850
1,000,000	Colorado Health Facilities Authority, 4.0%, 8/1/44	1,105,810
1,000,000	Colorado Health Facilities Authority, 4.0%, 8/1/49	1,098,200
	Total Colorado	$ 5,724,215
Connecticut — 3.4%
2,035,000	Mohegan Tribal Finance Authority, 7.0%, 2/1/45 (144A)	$ 2,054,292
7,200,000(b)	State of Connecticut, Series E, 4.0%, 9/1/30	7,887,960
	Total Connecticut	$ 9,942,252
District of Columbia — 2.9%
1,285,000	District of Columbia Tobacco Settlement Financing
	Corp., Asset-Backed, 6.5%, 5/15/33	$ 1,378,921
6,825,000	District of Columbia Tobacco Settlement Financing
	Corp., Asset-Backed, 6.75%, 5/15/40	6,995,625
	Total District of Columbia	$ 8,374,546
Florida — 6.6%
5,000,000	County of Miami-Dade, Water & Sewer System Revenue,
	Series A, 4.0%, 10/1/44	$ 5,611,400
5,000,000	Florida’s Turnpike Enterprise, Department of
	Transportation, Series A, 4.0%, 7/1/32	5,408,300
7,035,000(b)	State of Florida, Capital Outlay, Series A, 4.0%, 6/1/38	8,250,859
	Total Florida	$ 19,270,559
Georgia — 7.9%
6,000,000	Brookhaven Development Authority, 4.0%, 7/1/49	$ 6,854,940
5,000,000	City of Atlanta, Water & Wastewater Revenue, Series A,
	5.0%, 11/1/34	6,306,100
8,750,000	Private Colleges & Universities Authority, Emory
	University, Series A, 5.0%, 10/1/43	9,794,750
	Total Georgia	$ 22,955,790
Guam — 0.3%
1,000,000	Guam Department of Education, Certificates of
Participation, John F. Kennedy High School, Series A,
	6.625%, 12/1/30	$ 1,001,820
	Total Guam	$ 1,001,820
Idaho — 0.7%
2,000,000	Power County Industrial Development Corp., FMC Corp.
	Project, 6.45%, 8/1/32	$ 2,011,880
	Total Idaho	$ 2,011,880

The accompanying notes are an integral part of these financial statements.
Pioneer Municipal High Income Advantage Trust | Semiannual Report | 9/30/20 15

Schedule of Investments | 9/30/20 (continued)

Principal
Amount
USD ($)		Value
Illinois — 1.2%
1,000,000(b)	Chicago Board of Education, Series A, 7.0%,
	12/1/46 (144A)	$ 1,256,080
417,400(e)(f)	Illinois Finance Authority, Clare Oaks Project, Series B,
	4.0%, 11/15/52	292,180
261,000(c)	Illinois Finance Authority, Clare Oaks Project,
	Series C-1, 11/15/52	1,305
52,200	Illinois Finance Authority, Clare Oaks Project, Series C-2,
	4.0%, 11/15/52	261
52,200(f)	Illinois Finance Authority, Clare Oaks Project, Series C-3,
	0.0%, 11/15/52	718
1,000,000	Metropolitan Pier & Exposition Authority, McCormick
	Place, Series B, 5.0%, 6/15/52 (ST APPROP Insured)	1,028,210
1,015,000	Southwestern Illinois Development Authority, Village of
	Sauget Project, 5.625%, 11/1/26	964,270
	Total Illinois	$ 3,543,024
Indiana — 0.4%
250,000(f)	City of Carmel, Barrington Carmel Project, Series A,
	7.0%, 11/15/32	$ 7,187
750,000(f)	City of Carmel, Barrington Carmel Project, Series A,
	7.125%, 11/15/42	21,563
500,000(f)	City of Carmel, Barrington Carmel Project, Series A,
	7.125%, 11/15/47	14,375
1,000,000	Indiana Finance Authority, Educational Facilities,
	5.125%, 7/1/37	1,035,950
	Total Indiana	$ 1,079,075
Louisiana — 2.6%
7,000,000	Jefferson Parish Hospital Service District No. 2, East
	Jefferson General Hospital, 6.375%, 7/1/41	$ 7,115,430
470,000	Opelousas Louisiana General Hospital Authority,
Opelousas General Health System Project,
	5.75%, 10/1/23	471,565
	Total Louisiana	$ 7,586,995
Maine — 1.8%
1,500,000	Maine Health & Higher Educational Facilities Authority,
	Maine General Medical Center, 7.5%, 7/1/32	$ 1,545,555
3,500,000	Maine Turnpike Authority, Series A, 5.0%, 7/1/42	3,730,965
	Total Maine	$ 5,276,520
Maryland — 3.6%
2,000,000(d)	Maryland Health & Higher Educational Facilities
	Authority, Charlestown Community, 6.25%, 1/1/45	$ 2,030,540
2,035,000	Maryland Health & Higher Educational Facilities
	Authority, City Neighbors, Series A, 6.75%, 7/1/44	2,165,972
4,500,000(d)	Maryland Health & Higher Educational Facilities
Authority, Maryland University Medical System,
	Series A, 5.0%, 7/1/43	4,877,595

The accompanying notes are an integral part of these financial statements.
16 Pioneer Municipal High Income Advantage Trust | Semiannual Report | 9/30/20

Principal
Amount
USD ($)		Value
	Maryland — (continued)
1,305,000	Washington Suburban Sanitary Commission, 3.0%,
	6/1/47 (CNTY GTD Insured)	$ 1,382,165
	Total Maryland	$ 10,456,272
	Massachusetts — 13.7%
1,490,000(b)	City of Boston, Series A, 5.0%, 3/1/39	$ 1,898,603
1,000,000(b)	Commonwealth of Massachusetts, 3.0%, 3/1/49	1,066,010
7,000,000(c)	Massachusetts Bay Transportation Authority,
	Series A, 7/1/28	6,214,320
2,575,000(d)	Massachusetts Development Finance Agency, Broad
	Institute, Inc., Series A, 5.25%, 4/1/37	2,640,946
2,200,000(d)	Massachusetts Development Finance Agency, Partner’s
	Healthcare System, Series M-4, 5.0%, 7/1/39	2,499,442
4,000,000	Massachusetts Development Finance Agency, Partner’s
	Healthcare System, Series S-1, 4.0%, 7/1/41	4,454,560
8,000,000	Massachusetts Development Finance Agency, WGBH
	Foundation, Series A, 5.75%, 1/1/42 (AMBAC Insured)	12,605,360
4,325,000	Massachusetts Health & Educational Facilities Authority,
	Massachusetts Institute of Technology, Series K,
	5.5%, 7/1/32	6,285,003
2,160,000(b)	Town of Rockland MA, 2.2%, 8/1/50	2,073,233
	Total Massachusetts	$ 39,737,477
	Michigan — 2.1%
395,000	Michigan Public Educational Facilities Authority,
	Crescent Academy, 7.0%, 10/1/36	$ 395,506
5,000,000	Michigan State University, Series A, 5.0%, 8/15/41	5,541,750
65,000	Michigan Tobacco Settlement Finance Authority,
	Series A, 6.0%, 6/1/48	65,081
	Total Michigan	$ 6,002,337
	Minnesota — 3.3%
1,940,000	Bloomington Port Authority, Radisson Blu Mall of
	America, 9.0%, 12/1/35	$ 1,940,582
1,000,000	City of Ham Lake, DaVinci Academy, Series A,
	5.0%, 7/1/47	1,007,370
1,740,000	City of Rochester, Health Care Facilities, Mayo Clinic,
	4.0%, 11/15/48	1,948,208
3,755,000(b)	State of Minnesota, Series B, 4.0%, 8/1/27	4,525,076
	Total Minnesota	$ 9,421,236
	Montana — 0.2%
2,445,000(f)	City of Hardin, Tax Allocation, Rocky Mountain Power,
	Inc., Project, 6.25%, 9/1/31	$ 537,900
1,000,000(f)	Two Rivers Authority, Inc., 7.375%, 11/1/27	76,600
	Total Montana	$ 614,500

The accompanying notes are an integral part of these financial statements.

Pioneer Municipal High Income Advantage Trust | Semiannual Report | 9/30/20 17

Schedule of Investments | 9/30/20 (continued)

Principal
Amount
USD ($)		Value
	New Hampshire — 1.2%
1,000,000	New Hampshire Health & Education Facilities Authority
	Act, 5.0%, 8/1/59	$ 1,440,750
2,000,000	New Hampshire Health & Education Facilities Authority
	Act, Catholic Medical Centre, 3.75%, 7/1/40	1,982,820
	Total New Hampshire	$ 3,423,570
	New Jersey — 9.6%
7,500,000	New Jersey Economic Development Authority,
	Continental Airlines, 5.75%, 9/15/27	$ 7,198,050
1,000,000	New Jersey Economic Development Authority,
	Marion P. Thomas Charter School, Inc., Project, 5.375%,
	10/1/50 (144A)	1,033,120
3,500,000(e)	New Jersey State Turnpike Authority, RIB, 0.0%, 1/1/28
	(144A) (AGM Insured)	6,045,585
15,375,000(c)	New Jersey Transportation Trust Fund Authority,
	12/15/27 (BHAC-CR MBIA Insured)	13,609,181
	Total New Jersey	$ 27,885,936
	New York — 13.3%
5,000,000	Metropolitan Transportation Authority, 4.0%, 11/15/48	$ 4,859,850
2,000,000	Metropolitan Transportation Authority, 5.25%, 11/15/55	2,156,480
5,000,000	New York State Dormitory Authority, Columbia
	University, 5.0%, 10/1/41	5,077,700
2,885,000	New York State Dormitory Authority, Group 3, Series A,
	5.0%, 3/15/41	3,569,668
7,500,000	New York State Dormitory Authority, Series A,
	4.0%, 7/1/37	8,635,875
7,500,000	New York State Dormitory Authority, Series C,
	5.0%, 3/15/39	8,425,800
1,500,000	New York State Dormitory Authority, Trustees of
	Columbia University, 5.0%, 10/1/45	2,370,375
2,000,000	New York State Urban Development Corp.,
	3.0%, 3/15/49	2,048,540
1,283,828	Westchester County Healthcare Corp., Series A,
	5.0%, 11/1/44	1,374,107
	Total New York	$ 38,518,395
	North Carolina — 1.2%
500,000	City of Charlotte NC Water & Sewer System Revenue,
	2.0%, 7/1/41	$ 495,115
1,000,000	City of Charlotte NC Water & Sewer System Revenue,
	2.0%, 7/1/42	984,670
500,000	City of Charlotte, Airport Revenue, Series A, 5.0%, 7/1/42	586,260
1,250,000	City of Charlotte, Airport Revenue, Series A, 5.0%, 7/1/47	1,465,737
	Total North Carolina	$ 3,531,782

The accompanying notes are an integral part of these financial statements.
18 Pioneer Municipal High Income Advantage Trust | Semiannual Report | 9/30/20

Principal
Amount
USD ($)		Value
	Ohio — 2.8%
3,000,000(d)	Akron Bath Copley Joint Township Hospital District,
	Akron General Health System, 5.0%, 1/1/31	$ 3,178,200
2,000,000	Buckeye Tobacco Settlement Financing Authority,
	4.0%, 6/1/48	2,180,000
2,500,000(b)(d)	State of Ohio, Common Schools, Series B, 5.0%, 6/15/29	2,704,725
	Total Ohio	$ 8,062,925
	Oregon — 1.1%
1,000,000	Oregon Health & Science University, Series A,
	5.0%, 7/1/42	$ 1,223,630
2,000,000(d)	Oregon State Facilities Authority, Samaritan Health
	Services, Series A, 5.25%, 10/1/40	2,000,000
	Total Oregon	$ 3,223,630
	Pennsylvania — 6.2%
1,000,000	Chester County Industrial Development Authority,
	Collegium Charter School, Series A, 5.25%, 10/15/47	$ 1,075,300
1,965,000	Pennsylvania Economic Development Financing
	Authority, US Airways Group, Series B, 8.0%, 5/1/29	1,973,803
3,500,000	Pennsylvania Turnpike Commission, 5.25%, 12/1/44	4,425,925
500,000	Philadelphia Authority for Industrial Development, 5.5%,
	6/1/49 (144A)	515,145
470,000	Philadelphia Authority for Industrial Development,
	Greater Philadelphia Health Action, Inc., Project,
	Series A, 6.625%, 6/1/50	485,985
6,000,000	Philadelphia Authority for Industrial Development,
	Nueva Esperanze, Inc., 8.2%, 12/1/43	6,472,800
1,000,000	Philadelphia Authority for Industrial Development,
	Performing Arts Charter School Project, 6.5%,
	6/15/33 (144A)	1,002,480
2,000,000	Philadelphia Authority for Industrial Development,
	Performing Arts Charter School Project, 6.75%,
	6/15/43 (144A)	2,004,760
	Total Pennsylvania	$ 17,956,198
	Puerto Rico — 1.4%
6,500,000(b)(f)	Commonwealth of Puerto Rico, 8.0%, 7/1/35	$ 4,095,000
	Total Puerto Rico	$ 4,095,000
	Rhode Island — 1.8%
1,355,000(f)	Central Falls Detention Facility Corp., 7.25%, 7/15/35	$ 243,900
3,000,000	Rhode Island Health & Educational Building Corp.,
	Brown University, Series A, 4.0%, 9/1/37	3,479,670
1,500,000(d)	Rhode Island Health & Educational Building Corp.,
	Tockwatten Home Issue, 8.375%, 1/1/46	1,531,290
	Total Rhode Island	$ 5,254,860

The accompanying notes are an integral part of these financial statements.
Pioneer Municipal High Income Advantage Trust | Semiannual Report | 9/30/20 19

Schedule of Investments | 9/30/20 (continued)

Principal
Amount
USD ($)		Value
	South Carolina — 2.2%
4,400,000(g)	Tobacco Settlement Revenue Management Authority,
	Series B, 6.375%, 5/15/30	$ 6,365,480
	Total South Carolina	$ 6,365,480
	South Dakota — 1.5%
4,000,000	South Dakota Health & Educational Facilities Authority,
	Sanford Health, Series B, 4.0%, 11/1/44	$ 4,241,520
	Total South Dakota	$ 4,241,520
	Texas — 16.7%
500,000	Arlington Higher Education Finance Corp., 5.45%,
	3/1/49 (144A)	$ 532,550
1,000,000	Arlington Higher Education Finance Corp., Universal
	Academy, Series A, 7.0%, 3/1/34	1,087,150
1,500,000	Arlington Higher Education Finance Corp., Universal
	Academy, Series A, 7.125%, 3/1/44	1,616,850
2,500,000(d)	Central Texas Regional Mobility Authority, Sub Lien,
	6.75%, 1/1/41	2,543,300
1,250,000	City of Houston TX Combined Utility System Revenue,
	4.0%, 11/15/35	1,523,237
2,500,000(b)	County of Harris, Series A, 5.0%, 10/1/26	3,078,575
5,000,000(b)	Goose Creek Consolidated Independent School District,
	Series C, 4.0%, 2/15/26 (PSF-GTD Insured)	5,600,750
5,020,000(d)	Grand Parkway Transportation Corp., Series A,
	5.5%, 4/1/53	5,842,276
3,000,000(d)	Houston Higher Education Finance Corp., St. John’s
	School Project, Series A, 5.0%, 9/1/38	3,275,610
3,355,000	North Texas Tollway Authority, Series A, 5.0%, 1/1/30	3,927,799
1,500,000(d)	Red River Health Facilities Development Corp., MRC
	Crestview, Series A, 8.0%, 11/15/41	1,630,845
2,000,000(b)(d)	Richardson Independent School District, School Building,
	5.0%, 2/15/38 (PSF-GTD Insured)	2,227,120
6,960,000(f)	Sanger Industrial Development Corp., Texas Pellets
	Project, Series B, 8.0%, 7/1/38	1,713,900
1,000,000(f)	Tarrant County Cultural Education Facilities Finance Corp.,
	Mirador Project, Series A, 4.875%, 11/15/48	100
750,000(f)	Tarrant County Cultural Education Facilities Finance Corp.,
	Mirador Project, Series A, 5.0%, 11/15/55	75
1,000,000(f)	Texas Midwest Public Facility Corp., Secure Treatment
	Facility Project, 9.0%, 10/1/30	659,000
3,365,000	Texas Private Activity Bond Surface Transportation Corp.,
	NTE Mobility Partners LLC, 7.0%, 12/31/38	3,800,263
1,165,000	Texas Water Development Board, 4.0%, 10/15/44	1,377,857
2,500,000(d)	Travis County Health Facilities Development Corp.,
	Longhorn Village Project, 7.125%, 1/1/46	2,545,175
5,000,000(b)(d)	Tyler Independent School District, School Building, 5.0%,
	2/15/38 (PSF-GTD Insured)	5,565,800
	Total Texas	$ 48,548,232

The accompanying notes are an integral part of these financial statements.
20 Pioneer Municipal High Income Advantage Trust | Semiannual Report | 9/30/20

Principal
Amount
USD ($)		Value
	Utah — 2.3%
5,000,000	County of Utah, IHC Health Services, Inc., Series B,
	4.0%, 5/15/47	$ 5,366,250
1,000,000	Salt Lake City Corp., Airport Revenue, Series B,
	5.0%, 7/1/36	1,213,760
	Total Utah	$ 6,580,010
	Vermont — 0.7%
2,000,000	Vermont Educational & Health Buildings Financing
	Agency, Green Bond, 4.0%, 12/1/42	$ 2,123,760
	Total Vermont	$ 2,123,760
	Virginia — 12.2%
3,235,000(b)	City of Alexandria VA, 3.0%, 7/15/46 (ST AID
	WITHHLDG Insured)	$ 3,507,969
2,275,000(b)	County of Arlington, 4.0%, 8/15/35	2,628,012
4,550,000	Tobacco Settlement Financing Corp., Series B-1,
	5.0%, 6/1/47	4,555,687
5,000,000	University of Virginia, Multi Year Capital Project, Series
	A, 4.0%, 8/1/48	5,635,200
5,000,000	University of Virginia, Series A, 5.0%, 4/1/42	6,198,250
4,955,000	Virginia College Building Authority, 3.0%, 2/1/36	5,402,982
2,515,000	Virginia Commonwealth Transportation Board,
	3.0%, 5/15/37	2,749,675
1,000,000	Virginia Public Building Authority, 4.0%, 8/1/40	1,197,290
3,000,000	Virginia Public School Authority Revenue, 4.0%, 8/1/25
	(ST AID WITHHLDG Insured)	3,417,390
	Total Virginia	$ 35,292,455
	Washington — 5.3%
1,335,000	Central Puget Sound Regional Transit Authority, Green
	Bond, Series S-1, 5.0%, 11/1/46	$ 2,139,538
3,000,000	City of Seattle, Water System Revenue, 4.0%, 8/1/32	3,458,730
2,500,000(b)	King County, Issaquah School District No. 411,
	4.0%, 12/1/31 (SCH BD GTY Insured)	2,879,950
2,500,000	University of Washington, Series B, 5.0%, 6/1/29	3,002,600
1,000,000	Washington Health Care Facilities Authority,
	4.0%, 8/1/44	1,105,640
1,500,000(d)	Washington State Health Care Facilities Authority,
	Kadlec Regional Medical Center, 5.5%, 12/1/39	1,513,095
1,100,000	Washington State Housing Finance Commission,
	Mirabella Project, Series A, 6.75%, 10/1/47 (144A)	1,143,869
	Total Washington	$ 15,243,422
	Wisconsin — 3.7%
5,000,000	Public Finance Authority, Glenridge Palmer Ranch,
	Series A, 8.25%, 6/1/46 (144A)	$ 5,260,600

The accompanying notes are an integral part of these financial statements.
Pioneer Municipal High Income Advantage Trust | Semiannual Report | 9/30/20 21

Schedule of Investments | 9/30/20 (continued)

Principal
Amount
USD ($)		Value
Wisconsin — (continued)
750,000	Public Finance Authority, Roseman University Health
	Sciences Project, 5.875%, 4/1/45	$ 781,035
1,000,000	Public Finance Authority, SearStone CCRC Project,
	Series A, 5.3%, 6/1/47	1,004,940
1,470,000(d)	Public Finance Authority, SearStone CCRC Project,
	Series A, 8.625%, 6/1/47	1,661,513
2,000,000	Wisconsin Housing & Economic Development Authority,
	2.95%, 3/1/42 (FNMA COLL Insured)	2,062,780
	Total Wisconsin	$ 10,770,868
TOTAL MUNICIPAL BONDS
	(Cost $406,714,647)	$ 435,827,964
TOTAL INVESTMENTS IN UNAFFILIATED ISSUERS — 150.6%
	(Cost $407,712,303)	$ 436,829,910
	OTHER ASSETS AND LIABILITIES — (50.6)%	$ (146,780,615)
NET ASSETS APPLICABLE TO COMMON
	SHAREOWNERS — 100.0%	$ 290,049,295

AGM	Assured Guaranty Municipal Corp.
AMBAC	Ambac Assurance Corp.
BHAC-CR MBIA	Berkshire Hathaway Assurance Corp.
CNTY GTD	County Guaranteed
FNMA	Federal National Mortgage Association
FNMA COLL	Federal National Mortgage Association Collateral
PSF-GTD	Permanent School Fund Guaranteed
RIB	Residual Interest Bond is purchased in a secondary market. The interest rate is subject to change periodically and inversely based upon prevailing market rates.
The interest rate shown is the rate at September 30, 2020
SCH BD GTY	School Board Guaranty
ST AID WITHHLDG	State Aid Withholding
ST APPROP	State Appropriations
(144A)	Security is exempt from registration under Rule 144A of the Securities Act of
1933. Such securities may be resold normally to qualified institutional buyers in a transaction exempt from registration. At September 30, 2020, the value of these securities amounted to $20,848,480, or 7.2% of net assets applicable to common shareowners.

(a)	Consists of Revenue Bonds unless otherwise indicated.
(b)	Represents a General Obligation Bond.
(c)	Security issued with a zero coupon. Income is recognized through accretion of discount.
The accompanying notes are an integral part of these financial statements.
22 Pioneer Municipal High Income Advantage Trust | Semiannual Report | 9/30/20

(d)	Prerefunded bonds have been collateralized by U.S. Treasury or U.S. Government Agency securities which are held in escrow to pay interest and principal on the tax exempt issue and to retire the bonds in full at the earliest refunding date.
(e)	The interest rate is subject to change periodically. The interest rate and/or reference index and spread shown at September 30, 2020.
(f)	Security is in default.
(g)	Escrow to maturity.
Purchases and sales of securities (excluding temporary cash investments) for the six months ended September 30, 2020, aggregated $27,329,296 and $22,510,803 respectively.
The Trust is permitted to engage in purchase and sale transactions (“cross trades”) with certain funds and accounts for which Amundi Pioneer Asset Management, Inc. (the “Adviser”) serves as the Trust’s investment adviser, as set forth in Rule 17a-7 under the Investment Company Act of 1940, pursuant to procedures adopted by the Board of Trustees. Under these procedures, cross trades are effected at current market prices. During the six months ended September 30, 2020, the Trust did not engage in any cross trade activity.
At September 30, 2020, the net unrealized appreciation on investments based on cost for federal tax purposes of $406,768,107 was as follows:
Aggregate gross unrealized appreciation for all investments in which there
is an excess of value over tax cost	$ 41,750,130
Aggregate gross unrealized depreciation for all investments in which there
is an excess of tax cost over value	(11,688,327)
Net unrealized appreciation	$ 30,061,803
Various inputs are used in determining the value of the Trust’s investments. These inputs are summarized in the three broad levels below.
Level 1 – quoted prices in active markets for identical securities.
Level 2 – other significant observable inputs (including quoted prices for similar securities, interest rates, prepayment speeds, credit risks, etc.). See Notes to Financial Statements — Note 1A.
Level 3 – significant unobservable inputs (including the Trust’s own assumptions in determining fair value of investments). See Notes to Financial Statements — Note 1A.
The following is a summary of the inputs used as of September 30, 2020, in valuing the Trust’s investments:
	Level 1	Level 2	Level 3	Total
Collateralized Mortgage Obligation	$—	$1,001,946	$—	$1,001,946
Municipal Bonds	—	435,827,964	—	435,827,964
Total Investments in Securities	$—	$436,829,910	$—	$436,829,910
Other Financial Instruments:
Variable Rate MuniFund Term
Preferred Shares(a)	$—	$(160,000,000)	$—	$(160,000,000)
Total Other Financial Instruments	$—	$(160,000,000)	$—	$(160,000,000)

(a)	The Trust may hold liabilities in which the fair value approximates the carrying amount for financial statement purposes.
The accompanying notes are an integral part of these financial statements.
Pioneer Municipal High Income Advantage Trust | Semiannual Report | 9/30/20 23

Statement of Assets and Liabilities | 9/30/20
(unaudited)

ASSETS:
Investments in unaffiliated issuers, at value (cost $407,712,303)	$436,829,910
Cash	4,772,024
Receivables —
Investment securities sold	3,353,257
Interest	5,200,171
Other assets	88,425
Total assets	$450,243,787
LIABILITIES:
Variable Rate MuniFund Term Preferred Shares*	$160,000,000
Payables —
Interest expense	5,628
Trustees’ fees	5
Due to affiliates	28,782
Accrued expenses	160,077
Total liabilities	$160,194,492
NET ASSETS APPLICABLE TO COMMON SHAREOWNERS:
Paid-in capital	$285,696,996
Distributable earnings	4,352,299
Net assets applicable to common shareowners	$290,049,295
NET ASSET VALUE PER COMMON SHARE:
No par value
Based on $290,049,295/23,899,020 common shares	$12.14

* $100,000 liquidation value per share applicable to 1,600 shares

The accompanying notes are an integral part of these financial statements.
24 Pioneer Municipal High Income Advantage Trust | Semiannual Report | 9/30/20

Statement of Operations (unaudited)
FOR THE SIX MONTHS ENDED 9/30/20

INVESTMENT INCOME:
Interest from unaffiliated issuers	$9,014,546
Total investment income		$9,014,546
EXPENSES:
Management fees	$1,344,537
Administrative expense	102,251
Transfer agent fees	6,233
Shareowner communications expense	9,704
Auction agent fees	47,368
Custodian fees	2,991
Registration fees	12,055
Professional fees	61,042
Printing expense	14,345
Pricing fees	4,471
Trustees’ fees	9,179
Insurance expense	7,008
Interest expense	971,000
Miscellaneous	75,102
Total expenses		$2,667,286
Net investment income		$6,347,260
REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS:
Net realized gain (loss) on:
Investments in unaffiliated issuers		$126,638
Change in net unrealized appreciation (depreciation) on:
Investments in unaffiliated issuers		$8,297,641
Net realized and unrealized gain (loss) on investments		$8,424,279
Net increase in net assets resulting from operations		$14,771,539

The accompanying notes are an integral part of these financial statements.
Pioneer Municipal High Income Advantage Trust | Semiannual Report | 9/30/20 25

Statements of Changes in Net Assets
	Six Months
	Ended	Year
	9/30/20	Ended
	(unaudited)	3/31/20
FROM OPERATIONS:
Net investment income (loss)	$6,347,260	$11,800,855
Net realized gain (loss) on investments	126,638	463,286
Change in net unrealized appreciation (depreciation)
on investments	8,297,641	860,636
Net increase in net assets resulting from operations	$14,771,539	$13,124,777
DISTRIBUTIONS TO COMMON SHAREOWNERS:
($0.26 and $0.46 per share, respectively)	$(6,094,250)	$(10,993,549)
Total distributions to common shareowners	$(6,094,250)	$(10,993,549)
Net increase in net assets applicable to
common shareowners	$8,677,289	$2,131,228
NET ASSETS APPLICABLE TO COMMON SHAREOWNERS:
Beginning of period	$281,372,006	$279,240,778
End of period	$290,049,295	$281,372,006

The accompanying notes are an integral part of these financial statements.
26 Pioneer Municipal High Income Advantage Trust | Semiannual Report | 9/30/20

Statement of Cash Flows
FOR THE SIX MONTHS ENDED 9/30/20

Cash Flows From Operating Activities:
Net increase in net assets resulting from operations	$14,771,539
Adjustments to reconcile net decrease in net assets resulting from operations to net cash, restricted cash and foreign currencies from operating activities:
Purchases of investment securities	$(27,329,116)
Proceeds from disposition and maturity of investment securities	19,157,556
Change in unrealized appreciation on investments in unaffiliated issuers	(8,297,641)
Net (accretion) and amortization of discount/premium on investment securities	390,090
Net realized gain on investments	(126,638)
Decrease in interest receivable	99,226
Decrease in other assets	89,527
Increase in due to affiliates	688
Decrease in trustees’ fees payable	(505)
Decrease in accrued administrator fees payable	(32,486)
Decrease in professional fees payable	(65,774)
Decrease in accrued expenses payable	140,941
Decrease in interest expense payable	(269,846)
Net cash, restricted cash and foreign currencies from operating activities	$(1,472,439)
Cash Flows Used in Financing Activities:
Distributions to shareowners	(6,094,250)
Net cash, restricted cash and foreign currencies used in financing activities	$(6,094,250)
Cash, Restricted Cash and Foreign Currencies:
Beginning of period	$12,338,713
End of period	$4,772,024
Cash Flow Information:
Cash paid for interest	$971,000

The accompanying notes are an integral part of these financial statements.
Pioneer Municipal High Income Advantage Trust | Semiannual Report | 9/30/20 27

Financial Highlights

	Six Months
	Ended		Year	Year	Year	Year	Year
	9/30/20		Ended	Ended	Ended	Ended	Ended
	(unaudited)		3/31/20	3/31/19	3/31/18	3/31/17*	3/31/16*
Per Share Operating Performance
Net asset value, beginning of period	$11.77		$11.68	$11.59	$11.86	$12.55	$12.68
Increase (decrease) from investment operations: (a)
Net investment income (b)	$0.27		$0.49	$0.72	$0.73	$0.80	$0.83
Net realized and unrealized gain (loss) on investments	0.36		0.06	0.16	(0.28)	(0.68)	0.02
Distributions to preferred shareowners from:
Net investment income (b)	$—		$—	$(0.18)	$(0.11)	$(0.07)	$(0.02)
Net increase (decrease) from investment operations	$0.63		$0.55	$0.70	$0.34	$0.05	$0.83
Distributions to shareowners from:
Net investment income and previously undistributed net investment income	$(0.26)		$(0.46)	$(0.61)	$(0.61)	$(0.74)	$(0.96)**
Net increase (decrease) in net asset value	$0.37		$0.09	$0.09	$(0.27)	$(0.69)	$(0.13)
Net asset value, end of period	$12.14		$11.77	$11.68	$11.59	$11.86	$12.55
Market value, end of period	$10.92		$10.18	$10.76	$10.72	$10.99	$13.87
Total return at net asset value (c)	5.59	%(d)	5.12%	6.63%	3.11%	0.28%	6.61%
Total return at market value (c)	9.82	%(d)	(1.30)%	6.20%	2.92%	(15.92)%	(3.48)%
Ratios to average net assets of shareowners:
Total expenses plus interest expense (e) (f)	1.85	%(g)	2.61%	1.14%	1.16%	1.12%	1.21%
Net investment income before preferred share distributions (b)	—	%(g)	—%	6.28%	6.15%	6.47%	6.72%
Net investment income	4.41	%(g)	4.14%	4.69%	5.18%	5.94%	6.59%
Preferred share distributions (b)	—	%(g)	—%	1.58%	0.97%	0.53%	0.13%
Portfolio turnover rate	5	%(d)	11%	9%	20%	9%	11%
Net assets, end of period (in thousands)	$290,049		$281,372	$279,241	$277,012	$283,528	$299,018

The accompanying notes are an integral part of these financial statements.

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	Six Months
	Ended	Year	Year	Year	Year	Year
	9/30/20	Ended	Ended	Ended	Ended	Ended
	(unaudited)	3/31/20	3/31/19	3/31/18	3/31/17*	3/31/16*
Preferred shares outstanding (in thousands) (h)(i)	$160,000	$160,000	$160,000	$160,000	$150,000	$150,000
Asset coverage per preferred share, end of period	$281,284	$276,030	$274,529	$273,132	$72,252	$74,837
Average market value per preferred share (j)	$100,000	$100,000	$100,000	$100,000	$25,000	$25,000
Liquidation value, including dividends payable, per preferred share	$100,004	$100,172	$100,004	$100,000	$24,998	$25,001

*	The Trust was audited by an independent registered public accounting firm other than Ernst & Young LLP.
**
The amount of distributions made to shareowners during the year was in excess of the net investment income earned by the Trust during the year. The Trust has accumulated undistributed net investment income which is the part of the Trust’s NAV. A portion of this accumulated net investment income was distributed to shareowners during the year.

(a)	The per common share data presented above is based upon the average common shares outstanding for the periods presented.
(b)	Beginning March 31, 2020, distribution payments to preferred shareowners are included as a component of net investment income.
(c)
Total investment return is calculated assuming a purchase of common shares at the current net asset value or market value on the first day and a sale at the current net asset value or market value on the last day of the periods reported. Dividends and distributions, if any, are assumed for purposes of this calculation to be reinvested at prices obtained under the Trust’s dividend reinvestment plan. Total investment return does not reflect brokerage commissions. Past performance is not a guarantee of future results.

(d)	Not annualized.
(e)	Prior to March 31, 2020, the expense ratios do not reflect the effect of distribution payments to preferred shareowners.
(f)	Includes interest expense of 0.68%,1.50%, —%, —% and —%, respectively.
(g)	Annualized.
(h)
Prior to February 16, 2018, there were 6,000 Auction Preferred Shares (“APS”) outstanding, with a liquidation preference of $25,000 per share. The Trust redeemed all of its outstanding APS on February 20, 2018.

(i)	The Trust issued 1,600 Variable Rate MuniFund Term Preferred Shares, with a liquidation preference of $100,000 per share, on February 16, 2018.
(j)	Market value is redemption value without an active market.
The accompanying notes are an integral part of these financial statements.
Pioneer Municipal High Income Advantage Trust | Semiannual Report | 9/30/20 29

Notes to Financial Statements | 9/30/20
(unaudited)
1. Organization and Significant Accounting Policies
Pioneer Municipal High Income Advantage Trust (the “Trust”) was organized as a Delaware statutory trust on August 6, 2003. Prior to commencing operations on October 20, 2003, the Trust had no operations other than matters relating to its organization and registration as a diversified, closed-end management investment company under the Investment Company Act of 1940, as amended. The investment objective of the Trust is to seek a high level of current income exempt from regular federal income tax, and the Trust may, as a secondary objective, also seek capital appreciation to the extent that it is consistent with its primary investment objective.
Amundi Pioneer Asset Management, Inc., an indirect, wholly owned subsidiary of Amundi and Amundi’s wholly owned subsidiary, Amundi USA, Inc., serves as the Trust’s investment adviser (the “Adviser”). Amundi Pioneer Distributor, Inc., an affiliate of Amundi Pioneer Asset Management, Inc., serves as the Trust’s distributor (the “Distributor”).
In November 2016, the Financial Account Standard Board (FASB) issued Accounting Standards Update 2016-18, Statement of Cash Flows (Topic 230) –Restricted Cash (“ASU 2016-18”), which is effective for fiscal years beginning after December 15, 2017 and interim periods within those fiscal years. The fund adopted ASU 2016-18 effective with the beginning of the current reporting period, which resulted in changes to the presentation of restricted cash in the Trust’s Statement of Cash Flows and additional disclosures regarding the nature of the restrictions on cash and restricted cash.
During March 2017, the Financial Accounting Standards Board (FASB) issued an Accounting Standard Update, ASU 2017-08, Receivables-Nonrefundable Fees and Other Costs (Subtopic 310-20), Premium Amortization on Purchased Callable Debt Securities (“ASU 2017-08”), which shortens the amortization period for purchased non-contingently callable debt securities held at a premium. ASU 2017-08 specifies that the premium amortization period ends at the earliest call date, for certain purchased non-contingently callable debt securities. ASU 2017-08 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Trust has adopted ASU 2017-08 as of January 1, 2019. The implementation of ASU 2017-08 did not have a material impact on the Trust’s financial statements.
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The Trust is an investment company and follows investment company accounting and reporting guidance under U.S. GAAP. U.S. GAAP requires the management of the Trust to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of income, expenses and gain or loss on investments during the reporting period. Actual results could differ from those estimates.
The following is a summary of significant accounting policies followed by the Trust in the preparation of its financial statements:
A.   Security Valuation
The net asset value of the Trust is computed once daily, on each day the New York Stock Exchange (“NYSE”) is open, as of the close of regular trading on the NYSE.
Fixed-income securities are valued by using prices supplied by independent pricing services, which consider such factors as market prices, market events, quotations from one or more brokers, Treasury spreads, yields, maturities and ratings, or may use a pricing matrix or other fair value methods or techniques to provide an estimated value of the security or instrument. A pricing matrix is a means of valuing a debt security on the basis of current market prices for other debt securities, historical trading patterns in the market for fixed-income securities and/or other factors. Non-U.S. debt securities that are listed on an exchange will be valued at the bid price obtained from an independent third party pricing service. When independent third party pricing services are unable to supply prices, or when prices or market quotations are considered to be unreliable, the value of that security may be determined using quotations from one or more broker-dealers.
Securities for which independent pricing services or broker-dealers are unable to supply prices or for which market prices and/or quotations are not readily available or are considered to be unreliable are valued by a fair valuation team comprised of certain personnel of the Adviser pursuant to procedures adopted by the Trust’s Board of Trustees. The Adviser’s fair valuation team uses fair value methods approved by the Valuation Committee of the Board of Trustees. The Adviser’s fair valuation team is responsible for monitoring developments that may impact fair valued securities and for discussing and assessing fair values on an ongoing basis, and at least quarterly, with the Valuation Committee of the Board of Trustees.
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Inputs used when applying fair value methods to value a security may include credit ratings, the financial condition of the company, current market conditions and comparable securities. The Trust may use fair value methods if it is determined that a significant event has occurred after the close of the exchange or market on which the security trades and prior to the determination of the Trust’s net asset value. Examples of a significant event might include political or economic news, corporate restructurings, natural disasters, terrorist activity or trading halts. Thus, the valuation of the Trust’s securities may differ significantly from exchange prices, and such differences could be material.
At September 30, 2020, no securities were valued using fair value methods (other than securities valued using prices supplied by independent pricing services, broker-dealers or using a third party insurance industry pricing model).
B.   Investment Income and Transactions
Interest income, including interest on income-bearing cash accounts, is recorded on the accrual basis. Dividend and interest income are reported net of unrecoverable foreign taxes withheld at the applicable country rates and net of income accrued on defaulted securities.
Discounts and premiums on purchase prices of debt securities are accreted or amortized, respectively, daily, into interest income on an effective yield to maturity basis with a corresponding increase or decrease in the cost basis of the security. Premiums and discounts related to certain mortgage-backed securities are amortized or accreted in proportion to the monthly paydowns.
Interest and dividend income payable by delivery of additional shares is reclassified as PIK (payment-in-kind) income upon receipt and is included in interest and dividend income, respectively.
Security transactions are recorded as of trade date. Gains and losses on sales of investments are calculated on the identified cost method for both financial reporting and federal income tax purposes.
C.   Federal Income Taxes
It is the Trust’s policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute all of its net taxable income and net realized capital gains, if any, to its shareowners. Therefore, no provision for federal income taxes is required. As of March 31, 2020, the Trust did not accrue any interest or
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penalties with respect to uncertain tax positions, which, if applicable, would be recorded as an income tax expense on the Statement of Operations. Tax returns filed within the prior three years remain subject to examination by federal and state tax authorities.
The amount and character of income and capital gain distributions to shareowners are determined in accordance with federal income tax rules, which may differ from U.S. GAAP. Distributions in excess of net investment income or net realized gains are temporary over distributions for financial statement purposes resulting from differences in the recognition or classification of income or distributions for financial statement and tax purposes. Capital accounts within the financial statements are adjusted for permanent book/tax differences to reflect tax character, but are not adjusted for temporary differences.
The tax character of current year distributions payable will be determined at the end of the current taxable year. The tax character of distributions paid during the year ended March 31, 2020 was as follows:
2020
Distributions paid from:
Tax exempt income	$14,237,459
Ordinary income	1,037,940
Total	$15,275,399
The following shows the components of distributable earnings (losses) on a federal income tax basis at March 31, 2020:
2020
Distributable earnings:
Undistributed ordinary income	$ 358,848
Capital loss carryforward	(27,974,264)
Other book/tax temporary differences	(275,474)
Undistributed tax-exempt income	1,801,738
Unrealized appreciation	21,764,162
Total	$ (4,324,990)
The difference between book-basis and tax-basis unrealized appreciation/depreciation is primarily attributable to the book/tax differences in the accrual of income on securities in default, the difference between book and tax amortization methods and discounts on fixed income securities.
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D.   Automatic Dividend Reinvestment Plan
All shareowners whose shares are registered in their own names automatically participate in the Automatic Dividend Reinvestment Plan (the “Plan”), under which participants receive all dividends and capital gain distributions (collectively, dividends) in full and fractional shares of the Trust in lieu of cash. Shareowners may elect not to participate in the Plan. Shareowners not participating in the Plan receive all dividends and capital gain distributions in cash. Participation in the Plan is completely voluntary and may be terminated or resumed at any time without penalty by notifying American Stock Transfer & Trust Company, the agent for shareowners in administering the Plan (the “Plan Agent”), in writing prior to any dividend record date; otherwise such termination or resumption will be effective with respect to any subsequently declared dividend or other distribution.
If a shareowner’s shares are held in the name of a brokerage firm, bank or other nominee, the shareowner can ask the firm or nominee to participate in the Plan on the shareowner’s behalf. If the firm or nominee does not offer the Plan, dividends will be paid in cash to the shareowner of record. A firm or nominee may reinvest a shareowner’s cash dividends in shares of the Trust on terms that differ from the terms of the Plan.
Whenever the Trust declares a dividend on shares payable in cash, participants in the Plan will receive the equivalent in shares acquired by the Plan Agent either (i) through receipt of additional unissued but authorized shares from the Trust or (ii) by purchase of outstanding shares on the New York Stock Exchange or elsewhere. If, on the payment date for any dividend, the net asset value per share is equal to or less than the market price per share plus estimated brokerage trading fees (market premium), the Plan Agent will invest the dividend amount in newly issued shares. The number of newly issued shares to be credited to each account will be determined by dividing the dollar amount of the dividend by the net asset value per share on the date the shares are issued, provided that the maximum discount from the then current market price per share on the date of issuance does not exceed 5%. If, on the payment date for any dividend, the net asset value per share is greater than the market value (market discount), the Plan Agent will invest the dividend amount in shares acquired in open-market purchases. There are no brokerage charges with respect to newly issued shares. However, each participant will pay a pro rata share of brokerage trading fees incurred with respect to the Plan
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Agent’s open-market purchases. Participating in the Plan does not relieve shareowners from any federal, state or local taxes which may be due on dividends paid in any taxable year. Shareowners holding Plan shares in a brokerage account may be able to transfer the shares to another broker and continue to participate in the Plan.
E.   Risks
The value of securities held by the Trust may go up or down, sometimes rapidly or unpredictably, due to general market conditions, such as real or perceived adverse economic, political or regulatory conditions, inflation, changes in interest rates, lack of liquidity in the bond markets or adverse investor sentiment. In the past several years, financial markets have experienced increased volatility, depressed valuations, decreased liquidity and heightened uncertainty. These conditions may continue, recur, worsen or spread.
At times, the Trust’s investments may represent industries or industry sectors that are interrelated or have common risks, making the Trust more susceptible to any economic, political, or regulatory developments or other risks affecting those industries and sectors.
The municipal bond market can be susceptible to unusual volatility, particularly for lower-rated and unrated securities. Liquidity can be reduced unpredictably in response to overall economic conditions or credit tightening. Municipal issuers may be adversely affected by rising health care costs, increasing unfunded pension liabilities, and by the phasing out of federal programs providing financial support. Unfavorable conditions and developments relating to projects financed with municipal securities can result in lower revenues to issuers of municipal securities, potentially resulting in defaults. Issuers often depend on revenues from these projects to make principal and interest payments. The value of municipal securities can also be adversely affected by changes in the financial condition of one or more individual municipal issuers or insurers of municipal issuers, regulatory and political developments, tax law changes or other legislative actions, and by uncertainties and public perceptions concerning these and other factors. Municipal securities may be more susceptible to down-grades or defaults during recessions or similar periods of economic stress. In recent periods, an increasing number of municipal issuers in the United States have defaulted on obligations and commenced insolvency proceedings. Financial difficulties of municipal issuers may continue or get worse. To the
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extent the Trust invests significantly in a single state, including Texas, Massachusetts and Virginia, or in securities the payments on which are dependent upon a single project or source of revenues, or that relate to a sector or industry, including health care facilities, education, transportation, special revenues and pollution control, the Trust will be more susceptible to associated risks and developments.
The Trust invests in below investment grade (high yield) debt securities and preferred stocks. Some of these high yield securities may be convertible into equity securities of the issuer. Debt securities rated below investment grade are commonly referred to as “junk bonds” and are considered speculative. These securities involve greater risk of loss, are subject to greater price volatility, and are less liquid, especially during periods of economic uncertainty or change, than higher rated debt securities.
With the increased use of technologies such as the Internet to conduct business, the Trust is susceptible to operational, information security and related risks. While the Trust’s Adviser has established business continuity plans in the event of, and risk management systems to prevent, limit or mitigate, such cyber-attacks, there are inherent limitations in such plans and systems including the possibility that certain risks have not been identified. Furthermore, the Trust cannot control the cybersecurity plans and systems put in place by service providers to the Trust such as Brown Brothers Harriman & Co., the Trust’s custodian and accounting agent, and American Stock Transfer & Trust Company (“AST”), the Trust’s transfer agent. In addition, many beneficial owners of Trust shares hold them through accounts at broker-dealers, retirement platforms and other financial market participants over which neither the Trust nor Amundi exercises control. Each of these may in turn rely on service providers to them, which are also subject to the risk of cyber-attacks. Cybersecurity failures or breaches at Amundi or the Trust’s service providers or intermediaries have the ability to cause disruptions and impact business operations, potentially resulting in financial losses, interference with the Trust’s ability to calculate its net asset value, impediments to trading, the inability of Trust shareowners to effect share purchases or redemptions or receive distributions, loss of or unauthorized access to private shareowner information and violations of applicable privacy and other laws, regulatory fines, penalties, reputational damage, or additional compliance costs. Such costs and losses may not be covered under any insurance. In addition, maintaining vigilance against cyber-attacks may involve substantial costs over time, and system enhancements may themselves be subject to cyber-attacks.
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COVID-19
The respiratory illness COVID-19 caused by a novel coronavirus has resulted in a global pandemic and major disruption to economies and markets around the world, including the United States. Global financial markets have experienced extreme volatility and severe losses, and trading in many instruments has been disrupted. Liquidity for many instruments has been greatly reduced for periods of time. Some interest rates are very low and in some cases yields are negative. Some sectors of the economy and individual issuers have experienced particularly large losses. These circumstances may continue for an extended period of time, and may continue to affect adversely the value and liquidity of the Trust’s investments. The ultimate economic fallout from the pandemic, and the long-term impact on economies, markets, industries and individual issuers, are not known. Governments and central banks, including the Federal Reserve in the U.S., have taken extraordinary and unprecedented actions to support local and global economies and the financial markets. These actions have resulted in significant expansion of public debt, including in the U.S. The impact of these measures, and whether they will be effective to mitigate the economic and market disruption, will not be known for some time. The consequences of high public debt, including its future impact on the economy and securities markets, likewise may not be known for some time.
F.   Statement of Cash Flows
Information on financial transactions which have been settled through the receipt or disbursement of cash or restricted cash is presented in the Statement of Cash Flows. Cash as presented in the Trust’s Statement of Assets and Liabilities includes cash on hand at the Trust’s custodian bank and does not include any short-term investments. For the six months ended September 30, 2020, the Trust had no restricted cash presented on the Statement of Assets and Liabilities.
2. Management Agreement
The Adviser manages the Trust’s portfolio. Management fees payable under the Trust’s Advisory Agreement with the Adviser are calculated daily at the annual rate of 0.60% of the Trust’s average daily managed assets. “Managed assets” means (a) the total assets of the Trust, including any form of investment leverage, minus (b) all accrued liabilities incurred in the normal course of operations, which shall not include any liabilities or obligations attributable to investment leverage obtained through (i) indebtedness of any type (including, without limitation, borrowing
Pioneer Municipal High Income Advantage Trust | Semiannual Report | 9/30/20 37

through a credit facility or the issuance of debt securities), (ii) the issuance of preferred stock or other similar preference securities, and/or (iii) any other means. For the six months ended September 30, 2020, the net management fee was 0.60% (annualized) of the Trust’s average daily managed assets, which was equivalent to 0.94% (annualized) of the Trust’s average daily net assets.
In addition, under the management and administration agreements, certain other services and costs, including accounting, regulatory reporting and insurance premiums, are paid by the Trust as administrative reimbursements. Included in “Due to affiliates” reflected on the Statement of Assets and Liabilities is $28,782 in management fees, administrative costs and certain other reimbursements payable to the Adviser at September 30, 2020.
3. Transfer Agent
American Stock Transfer & Trust Company (“AST”) serves as the transfer agent to the Trust at negotiated rates. Transfer agent fees and payables shown on the Statement of Operations and the Statement of Assets and Liabilities, respectively, include sub-transfer agent expenses incurred through the Trust’s omnibus relationship contracts.
In addition, the Trust reimbursed the transfer agent for out-of-pocket expenses incurred by the transfer agent related to shareowner communications activities such as proxy and statement mailings, and outgoing phone calls.
4. Trust Shares
There are an unlimited number of common shares of beneficial interest authorized.
Transactions in common shares of beneficial interest for the six months ended September 30, 2020 and year ended March 31, 2020 were as follows:
	9/30/20	3/31/20
Shares outstanding at beginning of period	23,899,020	23,899,020
Shares outstanding at end of period	23,899,020	23,899,020
The Trust may classify or reclassify any unissued shares of beneficial interest into one or more series of preferred shares of beneficial interest.
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As of September 30, 2020, the Trust has outstanding 1,600 Variable Rate MuniFund Term Preferred Shares Series 2021 (“Series 2021 VMTP Shares” or “VMTP Shares”). The Trust issued the VMTP Shares on February 16, 2018. See Note 5 for additional information.
Prior to February 16, 2018, the Trust had outstanding 3,000 Series A APS and 3,000 Series B APS. The Trust mailed a notice of redemption and deposited funds sufficient to redeem the APS with the auction agent on February 16, 2018. The Trust redeemed all outstanding Series A APS and Series B APS on February 20, 2018.
5. Variable Rate MuniFund Term Preferred Shares
The Trust has 1,600 shares issued and outstanding of Series 2021 VMTP Shares, with a liquidation preference of $100,000 per share. VMTP Shares are issued via private placement and are not publicly available.
The Trust is obligated to redeem its VMTP Shares by the date as specified in its offering document (“Term Redemption Date”), unless earlier redeemed by the Trust. VMTP Shares are subject to optional and mandatory redemption in certain circumstances. The VMTP Shares may be redeemed at the option of the Trust, subject to payment of premium for approximately one year following the date of issuance (“Optional Redemption Date”), and at the redemption price per share thereafter. The redemption price per share is equal to the sum of the liquidation preference per share plus any accumulated but unpaid dividends. The Trust may be obligated to redeem a certain amount of the VMTP Shares if it fails to maintain certain asset coverage and leverage ratio requirements and such failures are not cured by the applicable cure date. The Term Redemption Date for the Trust’s Series 2021 VMTP Shares is August 2, 2021.
VMTP Shares are subject to restrictions on transfer, generally do not trade, and market quotations are generally not available. VMTP Shares are short-term or short/intermediate-term instruments that pay a variable dividend rate tied to a short-term index, plus an additional fixed “spread” amount established at the time of issuance. For financial reporting purposes, the liquidation preference of VMTP Shares is a liability and is recognized as a component of “Variable Rate MuniFund Term Preferred Shares” on the Statement of Assets and Liabilities since the shares have a stated mandatory redemption date.
Dividends on the VMTP Shares (which are treated as interest payments for financial reporting purposes and are recorded as interest expense on the Statement of Operations) are declared daily and recorded as incurred. For the six months ended September 30, 2020, interest expense on VMTP Shares
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amounted to $971,000. The dividend rate for the VMTP Shares is determined weekly. Unpaid dividends on VMTP Shares are recognized as “Interest Expense Payable” on the Statement of Assets and Liabilities. For the six months ended September 30, 2020, interest expense payable on VMTP Shares amounted to $5,628. From April 1, 2020 through September 30, 2020, the Series 2021 VMTP Shares paid an average dividend rate of 1.21% and the average liquidation value outstanding of VMTP Shares for the Trust during the six-month period ended September 30, 2020 was $160,000,000.
Costs incurred in connection with the Trust’s offering of VMTPS in are recorded as a deferred charge which are being amortized over a three year period from the date of issuance. The Trust did not incur any offering costs as a result of the offering in February 20, 2018.
Transactions in the Series 2021 VMTP Shares during the Trust’s current and prior reporting periods were as follows:
	Six Months Ended 9/30/2020		Year Ended 3/31/2020
	Shares	Amount	Shares	Amount
VMTP Shares issued	—	$ —	—	$ —
VMTP Shares exchanged	—	—	—	—
Net increase (decrease)	—	$ —	—	$ —

6. Subsequent Events
A monthly dividend was declared on October 5, 2020 from undistributed and accumulated net investment income of $0.0450 per common share payable October 30, 2020, to common shareowners of record on October 16, 2020.
Subsequent to September 30, 2020, dividends declared and paid on VMTP Shares totaled $143,678 through October 31, 2020.
On November 19, 2020, Amundi Pioneer Asset Management announced it will be rebranding the US business of Amundi as Amundi US effective January 1, 2021. The new brand identity will replace Amundi Pioneer, which was first adopted in July 2017 following the acquisition of Pioneer Investments by Amundi. In connection with these changes, Amundi Pioneer Asset Management. Inc., the investment adviser to the Pioneer funds, will change its name to Amundi Asset Management US, Inc. In addition, Amundi Pioneer Distributor, Inc., the Pioneer funds’ distributor, will change its name to Amundi Distributor US, Inc. The names of the Pioneer funds will not change in connection with this rebranding.
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7. Additional Information

Results of Shareholder Meeting
At an annual meeting held on September 16, 2020, shareholders of the Trust were asked to consider the proposal described below.
A report of the total votes cast by the Trust’s shareholders follows:
Proposal 1 – To elect three Class II Trustees

Nominee	For	Withhold
Diane Durnin	18,462,535	2,097,959
Benjamin M. Friedman	17,229,150	3,331,344
Kenneth J. Taubes	18,462,535	2,097,959

During the period, there have been no material changes in the Trust’s investment objective or fundamental policies that have not been approved by the shareowners. There have been no changes in the Trust’s charter or By-Laws that would delay or prevent a change in control of the Trust which has not been approved by the shareowners. During the period, there have been no changes in the principal risk factors associated with investment in the Trust. There were no changes in the persons who are primarily responsible for the day-to-day management of the Trust’s portfolio.
Notice is hereby given in accordance with Section 23(c) of the Investment Company Act of 1940 that the Trust may purchase, from time to time, its shares in the open market.
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Approval of Investment Management Agreement
Amundi Pioneer Asset Management, Inc. (“APAM”) serves as the investment adviser to Pioneer Municipal High Income Advantage Trust (the “Trust”) pursuant to an investment management agreement between APAM and the Trust. In order for APAM to remain the investment adviser of the Trust, the Trustees of the Trust must determine annually whether to renew the investment management agreement for the Trust.
The contract review process began in January 2020 as the Trustees of the Trust agreed on, among other things, an overall approach and timeline for the process. Contract review materials were provided to the Trustees in March 2020, July 2020 and September 2020. In addition, the Trustees reviewed and discussed the Trust’s performance at regularly scheduled meetings throughout the year, and took into account other information related to the Trust provided to the Trustees at regularly scheduled meetings, in connection with the review of the Trust’s investment management agreement.
In March 2020, the Trustees, among other things, discussed the memorandum provided by Fund counsel that summarized the legal standards and other considerations that are relevant to the Trustees in their deliberations regarding the renewal of the investment management agreement, and reviewed and discussed the qualifications of the investment management teams for the Trust, as well as the level of investment by the Trust’s portfolio managers in the Trust. In July 2020, the Trustees, among other things, reviewed the Trust’s management fees and total expense ratios, the financial statements of APAM and its parent companies, profitability analyses provided by APAM, and analyses from APAM as to possible economies of scale. The Trustees also reviewed the profitability of the institutional business of APAM and APAM’s affiliate, Amundi Pioneer Institutional Asset Management, Inc. (“APIAM” and, together with APAM, “Amundi”), as compared to that of APAM’s fund management business, and considered the differences between the fees and expenses of the Trust and the fees and expenses of APAM’s and APIAM’s institutional accounts, as well as the different services provided by APAM to the Trust and by APAM and APIAM to the institutional accounts. The Trustees further considered contract review materials, including additional materials received in response to the Trustees’ request, in September 2020.
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At a meeting held on September 15, 2020, based on their evaluation of the information provided by APAM and third parties, the Trustees of the Trust, including the Independent Trustees voting separately, unanimously approved the renewal of the investment management agreement for another year. In approving the renewal of the investment management agreement, the Trustees considered various factors that they determined were relevant, including the factors described below. The Trustees did not identify any single factor as the controlling factor in determining to approve the renewal of the agreement.
Nature, Extent and Quality of Services
The Trustees considered the nature, extent and quality of the services that had been provided by APAM to the Trust, taking into account the investment objective and strategy of the Trust. The Trustees also reviewed APAM’s investment approach for the Trust and its research process. The Trustees considered the resources of APAM and the personnel of APAM who provide investment management services to the Trust. They also reviewed the amount of non-Trust assets managed by the portfolio managers of the Trust. They considered the non-investment resources and personnel of APAM that are involved in APAM’s services to the Trust, including APAM’s compliance, risk management, and legal resources and personnel. The Trustees noted the substantial attention and high priority given by APAM’s senior management to the Pioneer Fund complex. The Trustees considered the implementation and effectiveness of APAM’s business continuity plan in response to the COVID-19 pandemic.
The Trustees considered that APAM supervises and monitors the performance of the Trust’s service providers and provides the Trust with personnel (including Trust officers) and other resources that are necessary for the Trust’s business management and operations. The Trustees also considered that, as administrator, APAM is responsible for the administration of the Trust’s business and other affairs. The Trustees considered the fees paid to APAM for the provision of administration services.
Based on these considerations, the Trustees concluded that the nature, extent and quality of services that had been provided by APAM to the Trust were satisfactory and consistent with the terms of the investment management agreement.
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Performance of the Trust
In considering the Trust’s performance, the Trustees regularly review and discuss throughout the year data prepared by APAM and information comparing the Trust’s performance with the performance of its peer group of funds, as classified by Morningstar, Inc. (Morningstar), and with the performance of the Trust’s benchmark index. The Trustees also regularly consider the Trust’s returns at market value relative to its peers, as well as the discount at which the Trust’s shares trade on the New York Stock Exchange compared to its net asset value per share. They also discuss the Trust’s performance with APAM on a regular basis. The Trustees’ regular reviews and discussions were factored into the Trustees’ deliberations concerning the renewal of the investment management agreement.
Management Fee and Expenses
The Trustees considered information showing the fees and expenses of the Trust in comparison to the management fees and expense ratios of a peer group of funds selected on the basis of criteria determined by the Independent Trustees for this purpose using data provided by Strategic Insight Mutual Fund Research and Consulting, LLC (Strategic Insight), an independent third party. The peer group comparisons referred to below are organized in quintiles. Each quintile represents one-fifth of the peer group. In all peer group comparisons referred to below, first quintile is most favorable to the Trust’s shareowners.
The Trustees considered that the Trust’s management fee (based on managed assets) for the most recent fiscal year was in the third quintile relative to the management fees paid by other funds in its Strategic Insight peer group for the comparable period. The Trustees considered that the expense ratio (based on managed assets) of the Trust’s common shares for the most recent fiscal year was in the first quintile relative to its Strategic Insight peer group for the comparable period.
The Trustees reviewed management fees charged by APAM and APIAM to institutional and other clients, including publicly offered European funds sponsored by APAM’s affiliates, unaffiliated U.S. registered investment companies (in a sub-advisory capacity), and unaffiliated foreign and domestic separate accounts. The Trustees also considered APAM’s costs in providing services to the Trust and APAM’s and APIAM’s costs in providing services to the other clients and considered the differences in management fees and profit margins for fund and non-fund services. In evaluating the fees associated with APAM’s and APIAM’s client accounts, the Trustees took into account the respective demands, resources and complexity associated with the Trust and other client accounts. The Trustees noted
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that, in some instances, the fee rates for those clients were lower than the management fee for the Trust and considered that, under the investment management agreement with the Trust, APAM performs additional services for the Trust that it does not provide to those other clients or services that are broader in scope, including oversight of the Trust’s other service providers and activities related to compliance and the extensive regulatory and tax regimes to which the Trust is subject. The Trustees also considered the entrepreneurial risks associated with APAM’s management of the Trust.
The Trustees concluded that the management fee payable by the Trust to APAM was reasonable in relation to the nature and quality of the services provided by APAM.
Profitability
The Trustees considered information provided by APAM regarding the profitability of APAM with respect to the advisory services provided by APAM to the Trust, including the methodology used by APAM in allocating certain of its costs to the management of the Trust. The Trustees also considered APAM’s profit margin in connection with the overall operation of the Trust. They further reviewed the financial results, including the profit margins, realized by APAM and APIAM from non-fund businesses. The Trustees considered APAM’s profit margins in comparison to the limited industry data available and noted that the profitability of any adviser was affected by numerous factors, including its organizational structure and method for allocating expenses. The Trustees concluded that APAM’s profitability with respect to the management of the Trust was not unreasonable.
Economies of Scale
The Trustees considered the extent to which APAM may realize economies of scale or other efficiencies in managing and supporting the Trust. Since the Trust is a closed-end fund that has not raised additional capital, the Trustees concluded that economies of scale were not a relevant consideration in the renewal of the investment advisory agreement.
Other Benefits
The Trustees considered the other benefits that APAM enjoys from its relationship with the Trust. The Trustees considered the character and amount of fees paid or to be paid by the Trust, other than under the investment management agreement, for services provided by APAM and its affiliates. The Trustees further considered the revenues and profitability of APAM’s businesses other than the Fund business. To the extent applicable,
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the Trustees also considered the benefits to the Trust and to APAM and its affiliates from the use of “soft” commission dollars generated by the Trust to pay for research and brokerage services.
The Trustees considered that Amundi is the principal U.S. asset management business of Amundi, which is one of the largest asset managers globally. Amundi’s worldwide asset management business manages over $1.7 trillion in assets (including the Pioneer Funds). The Trustees considered that APAM’s relationship with Amundi creates potential opportunities for APAM, APIAM and Amundi that derive from APAM’s relationships with the Trust, including Amundi’s ability to market the services of APAM globally. The Trustees noted that APAM has access to additional research and portfolio management capabilities as a result of its relationship with Amundi and Amundi’s enhanced global presence that may contribute to an increase in the resources available to APAM. The Trustees considered that APAM and the Trust receive reciprocal intangible benefits from the relationship, including mutual brand recognition and, for the Trust, direct and indirect access to the resources of a large global asset manager. The Trustees concluded that any such benefits received by APAM as a result of its relationship with the Trust were reasonable.
Conclusion
After consideration of the factors described above as well as other factors, the Trustees, including the Independent Trustees, concluded that the investment management agreement for the Trust, including the fees payable thereunder, was fair and reasonable and voted to approve the proposed renewal of the investment management agreement.
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Trustees, Officers and Service Providers

Trustees	Officers
Thomas J. Perna, Chairman	Lisa M. Jones, President and
John E. Baumgardner, Jr.	Chief Executive Officer
Diane Durnin	Mark E. Bradley, Treasurer and
Benjamin M. Friedman	Chief Financial and
Lisa M. Jones	Accounting Officer
Lorraine H. Monchak	Christopher J. Kelley, Secretary and
Marguerite A. Piret	Chief Legal Officer
Fred J. Ricciardi
Kenneth J. Taubes
Investment Adviser and Administrator
Amundi Pioneer Asset Management, Inc.

Custodian and Sub-Administrator
Brown Brothers Harriman & Co.

Legal Counsel
Morgan, Lewis & Bockius LLP

Transfer Agent
American Stock Transfer & Trust Company
Proxy Voting Policies and Procedures of the Trust are available without charge, upon request, by calling our toll free number (1-800-710-0935). Information regarding how the Trust voted proxies relating to portfolio securities during the most recent 12-month period ended June 30 is publicly available to shareowners at www.amundipioneer.com/us. This information is also available on the Securities and Exchange Commission’s web site at www.sec.gov.
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How to Contact Amundi
We are pleased to offer a variety of convenient ways for you to contact us for assistance or information.
You can call American Stock Transfer & Trust Company (AST) for:
Account Information	1-800-710-0935

Or write to AST:
For	Write to

General inquiries, lost dividend checks,	American Stock
change of address, lost stock certificates,	Transfer & Trust
stock transfer	Operations Center
6201 15th Ave.
Brooklyn, NY 11219

Dividend reinvestment plan (DRIP)	American Stock
Transfer & Trust
Wall Street Station
P.O. Box 922
New York, NY 10269-0560

Website	www.amstock.com

For additional information, please contact your investment advisor or visit our web site www.amundipioneer.com/us.
The Trust files a complete schedule of portfolio holdings with the Securities and Exchange Commission for the first and third quarters of each fiscal year as an exhibit to its reports on Form N-PORT. Shareowners may view the filed Form N-PORT by visiting the Commission’s web site at https://www.sec.gov.

Amundi Pioneer Asset Management, Inc.
60 State Street
Boston, MA 02109
www.amundipioneer. com/us

Securities offered through Amundi Pioneer Distributor, Inc.
60 State Street, Boston, MA 02109
Underwriter of Pioneer Mutual Funds, Member SIPC
© 2020 Amundi Pioneer Asset Management 19435-14-1120